Exhibit 99.4

LETTER TO CLIENTS

HD SUPPLY, INC.

OFFER TO EXCHANGE

ANY AND ALL OUTSTANDING

10.50% Senior Subordinated Notes due 2021

for

a Like Principal Amount of Corresponding New Notes (as defined below)

Registered Under the Securities Act of 1933, as amended (the “Securities Act”)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2013 (THE “EXPIRATION DATE”), UNLESS EXTENDED, IN WHICH CASE “EXPIRATION DATE” MEANS THE LATEST DATE AND TIME TO WHICH THE EXCHANGE OFFER IS EXTENDED. OLD NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

We are enclosing with this letter a Prospectus, dated                     , 2013, of HD Supply, Inc. (the “Company”) and the related Letter of Transmittal. These two documents together constitute the Company’s offer (the “Exchange Offer”) to exchange its issued and outstanding 10.50% Senior Subordinated Notes due 2021 (the “Old Notes”), for a like principal amount of its 10.50% Senior Subordinated Notes due 2021 (the “New Notes”), which have been registered under the Securities Act, from the registered holders thereof (each, a “Holder” and, collectively, the “Holders”), upon the terms and subject to the conditions of the Exchange Offer. The Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

We are the Holder of record of Old Notes held by us for your own account. A tender of your Old Notes held by us can be made only by us as the registered Holder according to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may, on your behalf, make the representations contained in the Letter of Transmittal.

Very truly yours,

HD SUPPLY, INC.

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